Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

HYTHIAM RAISES APPROXIMATELY $3.5 MILLION
IN REGISTERED DIRECT OFFERING

LOS ANGELES, CALIFORNIA — June 30, 2010 — Hythiam, Inc. (OTCBB:HYTM) announced today that it has entered into definitive agreements to sell 17,500,000 shares of its common stock at a price per share of $.20 to certain institutional investors in a registered direct offering, representing gross proceeds of approximately $3.5 million, before deducting placement agent fees and expenses of the offering.

Investors will also receive warrants to purchase 13,125,000 shares of the Company’s common stock. The warrants have an exercise price of $.20 per share and are exercisable at any time after the closing of the transaction and before the fifth anniversary of such initial issuance date.  The closing of the offering is expected to take place on or before July 6, 2010, subject to the satisfaction of customary closing conditions.  The Company plans to use the net proceeds from the offering for working capital and general corporate purposes.

The shares and warrants were offered by the Company pursuant to an effective registration statement filed with the Securities and Exchange Commission and declared effective on June 28, 2010.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM - News), acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock and warrants may only be offered by means of a prospectus. Copies of the final prospectus can be obtained from the SEC's website at http://www.sec.gov.

About Hythiam®
Hythiam, Inc. provides through its Catasys subsidiary, specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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